CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 17, 2013 relating to the financial statements and financial highlights of AlphaMark Investment Trust, comprising AlphaMark Large Cap Growth Fund and AlphaMark Small Cap Growth Fund for the year ended August 31, 2013, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 27, 2013